UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2015

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36061	46-2346314
(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 16, 2015, Benefitfocus, Inc. (the “Company”) and certain subsidiaries of the Company entered into the First Amendment Agreement (the “Amendment”) to the Credit Agreement, dated as of February 20, 2015 (the “Credit Agreement”), with Silicon Valley Bank, a lender and the administrative agent and collateral agent, and several other lenders party thereto.

The Amendment changes the definition of change of control by removing the provision that certain changes in the composition of the Company’s board of directors would constitute a change of control and therefore be a default under the Credit Agreement. In particular, the Amendment deletes an exclusion that prohibited the incumbent board from approving a new director as a continuing director for purposes of the Credit Agreement – an approval that could prevent default – if the new director was nominated or assumed office as the result of an actual or threatened proxy contest.

The description of the Amendment provided above is qualified in its entirety by reference to the full and complete terms of the Amendment which is filed as Exhibit 10.25 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.25	First Amendment Agreement among Benefitfocus, Inc., Benefitfocus.com, Inc., Benefit Informatics, Inc. and Benefitstore, Inc., as the borrowers, Silicon Valley Bank, a lender and the administrative agent and collateral agent, and several other lenders party thereto, dated June 16, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: June 16, 2015	/s/ Milton A. Alpern
Milton A. Alpern, Chief Financial Officer